     As filed with the Securities and Exchange Commission on May 8, 2001
                                                            Registration No. ___

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    --------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            CARBON ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

                 Colorado                                   84-1515097
     (State or other jurisdiction of                     (I.R.S. Employer
     incorporation or organization)                     Identification No.)

                            1700 Broadway, Suite 1150
                                Denver, CO 80290
              (Address of Principal Executive Offices and Zip Code)

                            CARBON ENERGY CORPORATION
                             1999 STOCK OPTION PLAN
                              (Full title of plan)

                               Patrick R. McDonald
                      President and Chief Executive Officer
                            Carbon Energy Corporation
                            1700 Broadway, Suite 1150
                             Denver, Colorado 80290
                     (Name and address of agent for service)

                                 (303) 863-1555
          (Telephone number, including area code, of agent for service)

                           Copy to: Holland & Hart LLP
                               Attn: Mark R. Levy
                       555 Seventeenth Street, Suite 3200
                             Denver, Colorado 80202

                         CALCULATION OF REGISTRATION FEE


                                             Proposed maximum    Proposed maximum
Title of securities       Amount to be        offering price         aggregate           Amount of
to be registered         registered (1)         per share         offering price     registration fee
-------------------      --------------      ----------------    ----------------    ----------------
Common Stock                700,000              $9.650(2)         $6,755,000            $1,688.75
(no par value)

(1) Plus such indeterminate number of shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(2) Estimated pursuant to Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices for the Registrant's common stock as reported on the American Stock Exchange on May 4, 2001.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     This registration statement relates to the registration of 700,000 shares of Common Stock, no par value, of Carbon Energy Corporation (the "Company") available under the 1999 Stock Option Plan (the "Plan") of the Company. The documents containing the information required by Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933. In reliance on Rule 428, such documents (i) are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 and (ii) taken together with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Form, constitute a prospectus (the "Prospectus") that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are hereby incorporated by reference in this registration statement:

     (1) The Company's Annual Report on Form 10-K, filed pursuant to Section 13 of the Securities Exchange Act of 1934, for the year ended December 31, 2000.

     (2) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (SEC File No. 001-15639) filed on January 25, 2000.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement, and prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in the Prospectus, this registration statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Prospectus and this registration statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus or this registration statement.

     Description of Securities:

     The Company is authorized to issue 20,000,000 shares of the Company's common stock, no par value, which Common Stock is listed on the American Stock Exchange. The Company also has authorized 10,000,000 shares of preferred stock. There are currently no outstanding shares of preferred stock. This summary of certain provisions of the Common Stock and preferred stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles of Incorporation, which is incorporated by reference as an exhibit to this registration statement, and the provisions of applicable law.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities of the Company and the liquidation preference of any then outstanding preferred stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon completion of this offering will be, fully paid and nonassessable.

     A quorum for purposes of a meeting of shareholders consists of a majority of the shares entitled to vote at the meeting. After a quorum has been established, a matter is approved by the shareholders if votes cast favoring the matter exceed the votes cast against the matter. Directors are elected by a plurality vote, with the nominees having the highest number of votes cast in favor of their election being elected to the Board of Directors. As a result, a majority of the outstanding shares has the ability to elect all of the Company's directors.

     Under Colorado law, the affirmative vote of the majority of the shares entitled to vote is required to approve:

     o A sale, lease, exchange or other disposition of all or substantially all of the Company's property and assets, with or without the Company's good will, other than in the usual or regular course of the Company's business.

     o A plan of merger of the Company with or into another entity, or a share exchange for which shareholder approval is required.

     o    Dissolution of the Company.

PREFERRED STOCK

     The Board of Directors has the authority, without further vote or action by the shareholders to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. There are no shares of preferred stock issued, and the Company has no present plans to issue any shares of preferred stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     Under the Company's Articles of Incorporation, a substantial number of shares of Common Stock and shares of preferred stock are available for future issuance without stockholder approval (except that as part of the criteria for maintaining a listing on the American Stock Exchange, the Company is required to obtain stockholder approval of certain issuances of stock). These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

     One of the effects of the existence of unissued and unreserved Common Stock and preferred stock may be to enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company.

     The Board of Directors is authorized without any further action by the shareholders, to determine the rights, preferences, privileges and restrictions of the unissued preferred stock. The purpose of authorizing the Board of Directors to determine such rights and preferences is to eliminate delays associated with a stockholder vote on special issuances. The Board of Directors may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock, and which could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company.

     The Company does not currently have any plans to issue additional shares of common stock or preferred stock other than the shares of Common Stock which may be issued upon the exercise of options which have been granted or which may be granted in the future to the Company's employees.

AMERICAN STOCK EXCHANGE LISTING

     The Common Stock of the Company is listed on the AMEX under the symbol CRB.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The bylaws of the Company provide that the Company will indemnify its directors and executive officers and may indemnify other officers, employees, and other agents of the Company to the fullest extent permitted by Colorado law. The Company has also entered into indemnification agreements with each of its directors and executive officers. All indemnification agreements are identical. The agreements provide, among other things, for indemnification and advancement of expenses to the fullest extent permitted by law in connection with any legal proceeding in which the person was made a party because the person was a director or executive officer of the Company, place the burden of proof on the Company in regard to whether an individual has met the required standard of conduct for indemnification, cover procedural matters such as the hiring of counsel, and require the Company to pay the expenses of the director or executive officer in enforcing any required indemnification or advancement of expenses.

     In addition, the Company's Articles of Incorporation provided that to the fullest extent permitted by Colorado law, the Company's directors will not have personal liability to the Company or its stockholders for monetary damages for any breach of fiduciary duties as a director. This does not eliminate the duties themselves, and in appropriate circumstances, equitable remedies such as injunction or other forms of non-monetary relief remain available under Colorado law. This provision does not eliminate the liability of a director for (1) any breach of the director's duty of loyalty to the Company or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) unlawful dividends, stock repurchases or redemptions; or (4) any transaction from which the director derived an improper personal benefit. This does not affect a director's responsibilities under other laws such as the federal or state securities laws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

Exhibit No.    Description.
-----------    ------------
   4.1         Articles of Incorporation (incorporated by reference to Exhibit 2 of the Company's registration statement on Form S-4, No.
               333-89783, effective January 18, 2000).

   4.2 Bylaws (incorporated by reference to Exhibit 3 of the Company's registration statement on Form S-4, No. 333-89783, effective
               January 18, 2000).

   4.3 Carbon Energy Corporation's 1999 Stock Option Plan (incorporated by reference to Exhibit 10.1 of the Company's registration statement on Form S-4, No. 333-89783, effective January 18,
               2000).

   4.4         Form of Carbon Energy Corporation Incentive Stock Option
               Agreement for 1999 Stock Option Plan.

   4.5         Form of Carbon Energy Corporation Incentive Stock Option
               Agreement for 1999 Stock Option Plan (With Authorization for
               Early Exercise).

   4.6         Form of Carbon Energy Corporation Nonqualified Stock Option
               Agreement for 1999 Stock Option Plan.

   4.7         Form of Carbon Energy Corporation Nonqualified Stock Option
               Agreement for 1999 Stock Option Plan (With Authorization for
               Early Exercise).

   4.8         Form of Carbon Energy Corporation Early Exercise Stock Purchase
               Agreement.

   5.1         Opinion of Holland & Hart LLP, counsel for the Company.

  23.1         Consent of Arthur Andersen LLP.

  23.2         Consent of Hein & Associates LLP.

  23.3         Consent of Holland & Hart LLP (contained in its opinion filed as
               Exhibit 5.1).

  24           Powers of Attorney.

ITEM 9. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 8, 2001.


                                       CARBON ENERGY CORPORATION


                                       By:/s/ Patrick R. McDonald
                                          --------------------------------
                                          Patrick R. McDonald, President
                                          Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date                Name and Title
----                --------------
May 8, 2001         Patrick R. McDonald,     )
                    President and Director   )
                                             )
May 8, 2001         David H. Kennedy,        )
                    Director                 )  By:/s/ Patrick R. McDonald
                                             )     ---------------------------
May 8, 2001         Corlandt S. Dietler,     )     Patrick R. McDonald, in the
                    Director                 )     capacity indicated and as
                                             )     Attorney-In-Fact for the
May 8, 2001         Peter A. Leidel,         )     named Officers and named
                    Director                 )     Directors, who constitute
                                             )     all of the Directors of the
May 8, 2001         Bryan H. Lawrence,       )     Company
                    Director                 )
                                             )
May 8, 2001         Harry A. Trueblood, Jr.  )
                    Director                 )
                                             )

                                 EXHIBITS INDEX

Exhibit No.    Description                                                           Page
-----------    -----------                                                           ----
   4.1         Articles of Incorporation (incorporated by reference to Exhibit 2 of the Company's registration statement on Form S-4, No.
               333-89783, effective January 18, 2000).

   4.2 Bylaws (incorporated by reference to Exhibit 3 of the Company's registration statement on Form S-4, No. 333-89783, effective
               January 18, 2000).

   4.3 Carbon Energy Corporation's 1999 Stock Option Plan (incorporated by reference to Exhibit 10.1 of the Company's registration statement on Form S-4, No. 333-89783, effective January 18,
               2000).

   4.4         Form of Carbon Energy Corporation Incentive Stock Option
               Agreement for 1999 Stock Option Plan.

   4.5         Form of Carbon Energy Corporation Incentive Stock Option
               Agreement for 1999 Stock Option Plan (With Authorization for
               Early Exercise).

   4.6         Form of Carbon Energy Corporation Nonqualified Stock Option
               Agreement for 1999 Stock Option Plan.

   4.7         Form of Carbon Energy Corporation Nonqualified Stock Option
               Agreement for 1999 Stock Option Plan (With Authorization for
               Early Exercise).

   4.8         Form of Carbon Energy Corporation Early Exercise Stock Purchase
               Agreement.

   5.1         Opinion of Holland & Hart LLP, counsel for the Company.

  23.1         Consent of Arthur Andersen LLP.

  23.2         Consent of Hein + Associates LLP.

  23.3         Consent of Holland & Hart LLP (contained in its opinion filed as
               Exhibit 5.1).

  24           Power of Attorney.
